UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 21, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

LabOne Announces Proposed Offering of Convertible Senior Debentures

LabOne, Inc. (Nasdaq: LABS), announced today its intention to offer to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, $90 million in aggregate principal amount of Convertible Senior Debentures due 2034. The Company also intends to grant the initial purchasers an option to purchase up to an additional $13.5 million principal amount of the debentures.

The debentures will be senior unsecured obligations of the Company and will be convertible, under certain circumstances, into a combination of cash and common stock of the Company. The debentures may not be redeemed by the Company prior to June 2009. Holders of the debentures may require the Company to repurchase some or all of the debentures in June 2011, 2014, and 2024 and upon certain specified corporate transactions.

The Company intends to use the net proceeds of the offering to reduce borrowings under its credit facility. The Company may in the future re-borrow a portion of these funds under its credit facility for the repurchase of shares of the Company's common stock. The closing of the sale of any debentures is subject to the Company's satisfaction with the final terms, including conversion premium and coupon rate.

This report on Form 8-K does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: June 21, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer